Exhbit 10.1

CONFIDENTIAL RELEASE AGREEMENT

This Confidential Release Agreement (this “Release”) is entered into by Core Molding Technologies, Inc. (the “Company”) and Terrence J. O’Donovan (“Executive”) pursuant to that certain Executive Employment Agreement between the Company and Executive effective as of November 8, 2018 (the “Employment Agreement”). This is the General Release referenced in Section 5(b) of the Employment Agreement.

In exchange for and as a condition of receiving the payments and benefits set forth below the parties agree as follows:

1.Severance Payments. Subject to this Release becoming effective (as defined in paragraph 4 of this Release), the Company will pay Executive the following payments:

(a)Amounts due and payable in accordance with section 5(b) of the Employment Agreement.

(b)The Company will pay the portion of the monthly COBRA premium, directly to the insurance company, for not more than the level of coverage that Executive currently enjoys and not more than the amount the Company currently contributes to premiums for tweleve (12) months following (i) the Effective Date and (ii) the receipt of Executive’s election for COBRA coverage.

2.Restricted Stock Awards. The Company has previously awarded 33,473 restricted shares of the Company’s common stock (the “Shares”) pursuant to the Company’s 2006 Long-Term Equity Incentive Plan (the “Plan”) and the Amended and Restated Restricted Stock Agreement dated December 31, 2007 (the “Restricted Stock Agreement”) which remain unvested. Pursuant to the paragraph 3(a) of the Restricted Stock Agreement, the Executive will forfeit all unvested Shares. Subject to this Release becoming effective (as defined in paragraph 4 of this Release) and subject to the Executive’s continued compliance with the terms of this Release and the Employment Agreement, the Shares will vest in three tranches with (a) 1/3 of the Shares vesting on July 31, 2020, (b) 1/3 of the Shares vesting on January 31, 2021, and (c) 1/3 of the Shares vesting on July 31, 2021. Prior to delivery of the Shares to Executive, Executive shall be required to make arrangements, satisfactory to the Company, for appropriate withholding for federal, state, and local tax purposes. Executive is permitted to satisfy any such tax withholding requirements, in whole or in part, by delivering shares of common stock to the Company (including Shares) having a fair market value (as determined by the Company in its sole discretion) equal to the amount of such tax.

3.    Release and Covenant Not To Sue. In exchange for the payments set forth in Section 5(b)(iv) of the Employment Agreement, Executive, on behalf of himself and his heirs, administrators, executors, and assigns, forever releases the Company and its subsidiaries and each of the Company’s and its subsidiaries’ successors, assigns, predecessors, affiliates, divisions, directors, officers, shareholders, employees, representatives, agents, counsel, and insurers, and any persons acting with them (collectively “Releasees”) from, and covenants not to bring suit or otherwise institute legal proceedings against any of them arising in whole or in part from, all claims that Executive now has or may have or that Executive may hereafter have of any nature whatsoever, that arose out of or are related to any matter occurring prior to the Effective Date, be they common law or statutory, legal or equitable, in contract or tort, including but not limited to claims arising out of the Employment Agreement, Executive’s employment with the Company and/or the termination of that employment, and including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §2000e, et seq.); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981, 1983, 1985, et seq.); the Americans with Disabilities Act of 1990 (“ADA”); the Employment Retirement Income Security Act of 1974 (“ERISA”); the Fair Labor Standards and the Equal Pay Acts (“FLSA”); the Family and Medical Leave Act (“FMLA”); Age Discrimination in Employment Act (“ADEA”); the Older Worker Benefit Protection Act (“OWBPA”); the Workers Adjustment and Retraining Notification Act (“WARN”); the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); Occupational Health & Safety Act (“OSHA”); and any similar state or local or other applicable jurisdiction’s laws; claims relating to any rights under company policies or otherwise relating to compensation or benefits (including but not limited to sales commission); claims for damages of any kind and nature including compensatory, general, special or punitive; and/or claims for attorney’s fees and/or costs. This Release does not waive any right that cannot be waived by law.

Executive hereby represents and warrants that he has not filed or reported any claims or complaints in any forum and that she has not assigned to any third party or filed with any agency or court any claim released by this paragraph 1, except for any claims, reports or information filed with or provided to the Securities and Exchange Commission (the “SEC”) or other government agency or court confidentially pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Executive is not waiving any claim for workers’ compensation, although Executive acknowledges he has not sustained a work-related injury or illness and has no intent to file a claim against the Company as a result of any work-related injury or illness

Exhbit 10.1

sustained in the course of his employment with the Company. Nothing in this Release prohibits Executive from filing a charge with the Equal Employment Opportunity Commission, National Labor Relations Board or a comparable state or local administrative agency related to Executive’s employment or separation of employment. Executive does forever waive his right to recover or receive any monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief from the Company and/or Releasees relating to any matter whatsoever up to the date of this Agreement. However, nothing in this Release (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company, or (ii) to the extent required by law, prohibits or shall be construed to prohibit Executive from receiving a reward from the SEC or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.

4.    Consideration of Agreement by Executive.

(a)    The Company hereby advises Executive and Executive acknowledges that Executive has been so advised, to consult with an attorney before executing this Release.

(b)    Executive acknowledges that, before entering into this Release, Executive had twenty-one (21) calendar days after receipt of this Release (the “Consideration Period”) to consider this Release before signing it. Executive and the Company agree that no changes to this Release will re-start the Consideration Period. If Executive signs this Release, the date on which he signs the Release shall be the “Execution Date.” In the event Executive executes and returns this Release prior to the end of the Consideration Period, he acknowledges that his decision to do so was voluntary and that he had the opportunity to consider this Release for the entire Consideration Period.

(c)    The parties agree that this Release will not become effective until seven (7) calendar days after the Execution Date and that Executive may, within seven (7) calendar days after the Execution Date, revoke the Release in its entirety by providing written notice to Renee Anderson at the Company. If written notice of revocation is not received by the Company by the 8th day after the execution of this Release, this Release will become effective and enforceable on that day (the “Effective Date”).

5.    Miscellaneous. This Release shall have no effect on the provisions of the Employment Agreement which, expressly or by implication, shall survive termination of employment, including, but not limited to, Section 6 (Confidential Information), Section 7 (Intellectual Property), Section 8 (Non-Compete; Non-Solicitation), Section 9 (Enforcement), Sections 10 through 23 (Miscellaneous), Section 24 (Executive’s Cooperation) and Section 25 (Nondisparagement).

[Signature Page Follows]

Executive represents and agrees that he has fully read and understands the meaning of this Release and is voluntarily entering into this Release with the intention of giving up all claims against the Company and Releasees.

Exhbit 10.1

Core Molding Technologies, Inc.

Date: January 28, 2020                By:     /s/ David Duvall
Name:    David Duvall
Title:    CEO

Date: January 27, 2020                /s/ Terrence J. O'Donovan
Terrence J. O’Donovan